EXHIBIT 99.1
WESTLAKE CHEMICAL CORPORATION

Contact—(713) 960-9111
Investors—Steve Bender
Media—Ben Ederington

Westlake Chemical Corporation Announces Second Quarter 2016 Earnings

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Entered into a definitive agreement in June to acquire Axiall Corporation, a leading North American manufacturer and international marketer of integrated chlorovinyls and vinyl-based building and home improvement products

•	Cash flow from operations of $369.9 million for the first six months of 2016
Westlake Chemical Corporation (NYSE: WLK) today reported net income for the three months ended June 30, 2016 of $111.1 million, or $0.85 per diluted share, on net sales of $1,086.1 million. This represents a decrease in net income of $94.0 million, or $0.69 per diluted share, compared to the quarter ended June 30, 2015 net income of $205.1 million, or $1.54 per diluted share, on net sales of $1,185.0 million. Net income for the second quarter of 2016 was impacted by (1) pre-tax unabsorbed fixed manufacturing costs and other costs associated with the planned turnaround and expansion of the Lake Charles Petro 1 ethylene unit, an unplanned outage at the Calvert City, Kentucky facility and unplanned outages at other chemical facilities totaling approximately $65.7 million, or $0.33 per diluted share, (2) lost sales associated with such turnarounds and outages, and (3) pre-tax acquisition-related costs of approximately $7.7 million, or $0.04 per diluted share, related to the pending Axiall acquisition. Net income for the second quarter of 2015 included a net pre-tax gain of $15.5 million, or $0.13 per diluted share, related to the bargain purchase gain from the acquisition of a controlling interest in Suzhou Huasu Plastics Co., Ltd. ("Huasu") and the partial impairment of an equity method investment. Net sales for the second quarter of 2016 decreased by $98.9 million compared to net sales for the second quarter of 2015, mainly due to lower sales prices for all our major products and lower sales volumes for polyethylene, ethylene and ethylene co-products, partially offset by higher sales volumes for PVC resin and styrene and sales contributed by Huasu. We acquired a controlling interest in Huasu in June 2015. Sales prices in the second quarter of 2016 were negatively impacted by lower crude oil prices as compared to the prior-year period. Income from operations was $179.9 million for the second quarter of 2016 as compared to $295.4 million for the second quarter of 2015. The decrease in income from operations for the second quarter of 2016 was mainly a result of the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with the planned turnaround and expansion of the Lake Charles Petro 1 ethylene unit, the unplanned outage at the Calvert City facility and other unplanned outages. In addition, income from operations for the second quarter of 2016 was impacted by lower sales prices for all of our major products and costs related to the pending Axiall acquisition. This decrease was partially offset by lower average feedstock and energy costs and higher product margins at our European operations, as compared to the second quarter of 2015.
Second quarter 2016 net income of $111.1 million, or $0.85 per diluted share, decreased $12.0 million, or $0.09 per diluted share, from the $123.1 million reported in the first quarter of 2016. Net sales in the second quarter of 2016 were $1,086.1 million compared to net sales of $975.2 million in the first quarter of 2016, an increase of $110.9 million. The increase in net sales was largely due to higher sales prices for most of our major products, higher sales volumes for polyethylene, specialty PVC resin, building products and styrene, and sales contributed by Huasu. Second quarter 2016 income from operations of $179.9 million decreased $22.4 million from the first quarter 2016 income from operations of $202.3 million. The decrease was primarily due to lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with the planned turnaround and expansion of the Lake Charles Petro 1 ethylene unit, the unplanned outage at our Calvert City facility and other unplanned outages. The decrease in operating income was partially offset by higher integrated product margins.
For the six months ended June 30, 2016, net income for Westlake Chemical Corporation was $234.3 million, or $1.79 per diluted share, on net sales of $2,061.2 million. This represents a decrease in net income of $117.1 million, or $0.85 per diluted share, from the six months ended June 30, 2015 net income of $351.4 million, or $2.64 per diluted share, on net sales of $2,288.5 million. Net income for the six months ended June 30, 2016 was impacted by (1) pre-tax unabsorbed fixed manufacturing costs and other costs associated with the planned turnaround and expansion of the Lake Charles Petro 1 ethylene

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unit, the unplanned outage at the Calvert City facility and the unplanned outages at other chemical facilities totaling approximately $67.5 million, or $0.34 per diluted share, (2) lost sales related to the outages, and (3) pre-tax acquisition-related costs of approximately $9.4 million, or $0.05 per diluted share, related to the pending Axiall acquisition. Net income for the six months ended June 30, 2015 included a net pre-tax gain of $15.5 million, or $0.13 per diluted share, related to the bargain purchase gain from the acquisition of a controlling interest in Huasu and the partial impairment of an equity method investment. Net sales for the six months ended June 30, 2016 decreased by $227.3 million compared to the prior-year period, primarily due to lower sales prices for all our major products and lower sales volumes for ethylene and ethylene co-products, partially offset by higher sales volumes for PVC resin and styrene and sales contributed by Huasu. Income from operations was $382.2 million for the six months ended June 30, 2016 as compared to $524.7 million for the six months ended June 30, 2015, a decrease mainly attributable to the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with the planned turnaround and expansion of the Lake Charles Petro 1 ethylene unit, the unplanned outage at the Calvert City facility and other unplanned outages. In addition, income from operations for the six months ended June 30, 2016 was impacted by lower sales prices and costs related to the pending Axiall acquisition, partially offset by lower average feedstock and energy costs and higher product margins at our European operations, as compared to the prior-year period.
"We are excited about our recently announced pending acquisition of Axiall Corporation, which we believe should add meaningfully to the earnings potential of our company, and we look forward to welcoming the Axiall employees into the Westlake family. We achieved solid earnings for the second quarter, despite the impact of the planned and unplanned outages at our Lake Charles and Calvert City sites, however we benefited from improving product margins and increased sales volumes for our end-products.  We are pleased to have recently completed the expansion of our Petro 1 ethylene unit, which we are currently in the process of restarting. This expansion adds 250 million pounds of ethylene capacity, and further strengthens our olefins integration," said Albert Chao, President and Chief Executive Officer.
Net cash provided by operating activities was $241.0 million for the second quarter of 2016 and $369.9 million for the first six months of 2016. Capital expenditures for the six months of 2016 were $287.2 million. As of June 30, 2016, we had cash, cash equivalents and current marketable securities of $1.1 billion and our long-term debt was $758.5 million.
EBITDA (earnings before interest expense, income taxes, depreciation and amortization) of $255.4 million for the second quarter of 2016 decreased $122.4 million compared to EBITDA of $377.8 million in the second quarter of 2015. EBITDA for the second quarter of 2016 decreased $15.2 million compared to EBITDA of $270.6 million in the first quarter of 2016. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

OLEFINS SEGMENT
The Olefins segment reported income from operations of $140.6 million in the second quarter of 2016, a decrease of $80.3 million, from the $220.9 million operating income reported in the second quarter of 2015. This decrease was mainly attributable to the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs related to the planned turnaround and expansion of the Lake Charles Petro 1 ethylene unit and several unplanned outages in the second quarter of 2016. In addition, lower sales prices, partially offset by lower feedstock and energy costs, resulted in lower olefins integrated product margins for the second quarter of 2016 as compared to the prior-year period.
The Olefins segment income from operations of $140.6 million for the second quarter of 2016 decreased by $8.6 million from the $149.2 million reported in the first quarter of 2016. The lower operating income was primarily attributable to lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs related to the planned turnaround and expansion of the Lake Charles Petro 1 ethylene unit and other unplanned outages in the second quarter of 2016. This decrease was partially offset by higher integrated margins and higher sales volumes for polyethylene and styrene in the second quarter of 2016 as compared to the first quarter of 2016.
The Olefins segment reported income from operations of $289.8 million for the six months ended June 30, 2016 as compared to income from operations of $412.0 million for the six months ended June 30, 2015, a decrease of $122.2 million. This decrease was mainly attributable to the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs related to the planned turnaround and expansion of the Lake Charles Petro 1 ethylene unit and other unplanned outages in the first six months of 2016. In addition, olefins integrated product margins decreased primarily as a result of lower sales prices, partially offset by lower feedstock and energy costs, for the six months ended June 30, 2016 as compared to the prior-year period.

VINYLS SEGMENT
The Vinyls segment reported income from operations of $52.2 million in the second quarter of 2016, a decrease of $35.8 million, compared to the $88.0 million of income from operations reported in the second quarter of 2015. This decrease was mainly caused by the lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with the unplanned outage at the Calvert City facility, costs incurred related to several planned maintenance turnarounds completed in the second quarter of 2016 and lower sales prices for all of our major products, partially offset by higher product margins at our European operations, as compared to the prior-year period.
The Vinyls segment income from operations of $52.2 million for the second quarter of 2016 decreased by $9.9 million from the $62.1 million reported in the first quarter of 2016. This decrease was primarily attributable to lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with the unplanned outage at our Calvert City facility and costs incurred related to several planned maintenance turnarounds completed in the second quarter of 2016, partially offset by higher integrated margins.
The Vinyls segment reported income from operations of $114.3 million for the six months ended June 30, 2016 as compared to income from operations of $135.1 million for the six months ended June 30, 2015, a decrease of $20.8 million. This decrease was mainly caused by lost sales, lower production rates, unabsorbed fixed manufacturing costs and other costs associated with the unplanned outage at the Calvert City facility and costs incurred related to several planned maintenance turnarounds completed in the first six months of 2016. Income from operations for the six months ended June 30, 2016 was also lower as a result of lower sales prices for our major products, partially offset by higher product margins at our European operations and higher caustic soda sales volume primarily attributable to higher production rates at our Geismar, Louisiana chlor-alkali plant, as compared to the prior-year period.

The statements in this release and the related teleconference relating to matters that are not historical facts, such as statements regarding the results of expansion projects, the completion of our pending acquisition of Axiall Corporation and anticipated earnings potential of our company and other benefits of the pending acquisition, are forward-looking statements. These forward-looking statements are subject to significant risks and uncertainties. Actual results could differ materially, based on factors including, but not limited to: general economic and business conditions; the cyclical nature of the chemical industry; availability, cost and volatility of raw materials and utilities, including natural gas from shale production; the price of crude oil; uncertainties associated with the United States and worldwide economies, including those due to global economic and financial conditions; governmental regulatory actions, including environmental regulation; political unrest; industry production capacity and operating rates; the supply/demand balance for Westlake's products; competitive products and pricing pressures; access to capital markets; technological developments; our ability to consummate the Axiall acquisition; our ability to realize anticipated benefits of the Axiall acquisition and to integrate Axiall's business; the effect and results of litigation and settlements of litigation; operating interruptions; and other risk factors. For more detailed information about the factors that could cause actual results to differ materially, please refer to Westlake's Annual Report on Form 10-K for the year ended December 31, 2015, which was filed with the SEC in February 2016 and the risk factors in our other filings with the SEC.

Use of Non-GAAP Financial Measures
This release makes reference to certain "non-GAAP" financial measures, such as EBITDA, as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"), but believe that certain non-GAAP financial measures, such as EBITDA, provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. These non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with U.S. GAAP. A reconciliation of EBITDA to reported net income and to net cash provided by operating activities can be found in the financial schedules at the end of this press release.

Westlake Chemical Corporation Conference Call Information:
A conference call to discuss Westlake Chemical Corporation's second quarter 2016 results will be held Thursday, July 28, 2016 at 5:00 p.m. Eastern Time (4:00 p.m. Central Time). To access the conference call, dial (855) 760-8160, or (704) 288-0624 for international callers, approximately 10 minutes prior to the scheduled start time and reference passcode 49754021.
A replay of the conference call will be available beginning two hours after its conclusion until 11:59 p.m. Eastern Time on Thursday, August 4, 2016. To hear a replay, dial (855) 859-2056, or (404) 537-3406 for international callers. The replay passcode is 49754021.
The conference call will also be available via webcast at: http://edge.media-server.com/m/p/ovvhg8qt and the earnings release can be obtained via the company's web page at: http://www.westlake.com/investor-relations.

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

	(In thousands of dollars, except per share data)
Net sales	$1,086,061	$1,185,002	$2,061,248	$2,288,533
Cost of sales	844,695	831,821	1,564,297	1,650,806
Gross profit	241,366	353,181	496,951	637,727
Selling, general and administrative expenses	61,428	57,807	114,737	113,073
Income from operations	179,938	295,374	382,214	524,654
Interest expense	(5,915)	(8,958)	(12,600)	(18,549)
Other income, net	8,181	22,058	10,826	31,154
Income before income taxes	182,204	308,474	380,440	537,259
Provision for income taxes	66,584	98,413	135,884	176,791
Net income	115,620	210,061	244,556	360,468
Net income attributable to noncontrolling interests	4,496	4,966	10,304	9,031
Net income attributable to Westlake Chemical Corporation	$111,124	$205,095	$234,252	$351,437
Earnings per common share attributable to Westlake Chemical Corporation:
Basic	$0.85	$1.55	$1.80	$2.65
Diluted	$0.85	$1.54	$1.79	$2.64

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WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	June 30, 2016	December 31, 2015

	(In thousands of dollars)
ASSETS
Current assets
Cash and cash equivalents	$770,997	$662,525
Marketable securities	352,021	520,144
Accounts receivable, net	582,855	508,532
Inventories	448,526	434,060
Other current assets	35,642	49,928
Total current assets	2,190,041	2,175,189
Property, plant and equipment, net	3,230,523	3,004,067
Other assets, net	500,000	390,029
Total assets	$5,920,564	$5,569,285

LIABILITIES AND EQUITY
Current liabilities (accounts payable and accrued liabilities)	$620,101	$522,642
Long-term debt	758,453	758,148
Other liabilities	804,574	726,564
Total liabilities	2,183,128	2,007,354
Total Westlake Chemical Corporation stockholders' equity	3,439,163	3,265,878
Noncontrolling interests	298,273	296,053
Total equity	3,737,436	3,561,931
Total liabilities and equity	$5,920,564	$5,569,285

WESTLAKE CHEMICAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
	2016	2015

	(In thousands of dollars)
Cash flows from operating activities
Net income	$244,556	$360,468
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	132,964	118,981
Deferred income taxes	102,990	3,088
Other balance sheet changes	(110,618)	(47,182)
Net cash provided by operating activities	369,892	435,355
Cash flows from investing activities
Additions to property, plant and equipment	(287,160)	(203,933)
Proceeds from sales and maturities of securities	302,432	15,037
Purchase of securities	(138,422)	—
Other, net	(3,267)	14,608
Net cash used for investing activities	(126,417)	(174,288)
Cash flows from financing activities
Debt issuance costs	(9,700)	—
Dividends paid	(47,317)	(43,896)
Distributions to noncontrolling interests	(8,084)	(7,218)
Proceeds from exercise of stock options	481	831
Proceeds from issuance of notes payable	3,842	2,392
Repayment of notes payable	(8,626)	(4,299)
Repurchase of common stock for treasury	(67,404)	(62,804)
Other, net	319	1,895
Net cash used for financing activities	(136,489)	(113,099)
Effect of exchange rate changes on cash and cash equivalents	1,486	(2,000)
Net increase in cash and cash equivalents	108,472	145,968
Cash and cash equivalents at beginning of period	662,525	880,601
Cash and cash equivalents at end of period	$770,997	$1,026,569

WESTLAKE CHEMICAL CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

	(In thousands of dollars)
Net external sales
Olefins	$494,484	$620,878	$925,504	$1,203,955
Vinyls	591,577	564,124	1,135,744	1,084,578
	$1,086,061	$1,185,002	$2,061,248	$2,288,533
Income (loss) from operations
Olefins	$140,564	$220,938	$289,799	$412,041
Vinyls	52,208	87,966	114,324	135,052
Corporate and other	(12,834)	(13,530)	(21,909)	(22,439)
	$179,938	$295,374	$382,214	$524,654
Depreciation and amortization
Olefins	$30,236	$27,623	$58,933	$54,562
Vinyls	36,268	32,599	72,555	64,183
Corporate and other	746	118	1,476	236
	$67,250	$60,340	$132,964	$118,981
Other income (expense), net
Olefins	$1,093	$(104)	$2,606	$2,448
Vinyls	4,466	1,413	2,949	6,916
Corporate and other	2,622	20,749	5,271	21,790
	$8,181	$22,058	$10,826	$31,154

WESTLAKE CHEMICAL CORPORATION
RECONCILIATION OF EBITDA TO NET INCOME AND
TO NET CASH PROVIDED BY OPERATING ACTIVITIES
(Unaudited)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2016	2015	2016	2015

	(In thousands of dollars)
EBITDA	$270,635	$255,369	$377,772	$526,004	$674,789
Less:
Provision for income taxes	69,300	66,584	98,413	135,884	176,791
Interest expense	6,685	5,915	8,958	12,600	18,549
Depreciation and amortization	65,714	67,250	60,340	132,964	118,981
Net income	128,936	115,620	210,061	244,556	360,468
Changes in operating assets and liabilities	(58,638)	80,984	36,981	22,346	71,799
Deferred income taxes	58,637	44,353	(2,243)	102,990	3,088
Net cash provided by operating activities	$128,935	$240,957	$244,799	$369,892	$435,355

WESTLAKE CHEMICAL CORPORATION
SUPPLEMENTAL INFORMATION
Product Sales Price and Volume Variance by Operating Segments

	Second Quarter 2016 vs. Second Quarter 2015		Second Quarter 2016 vs. First Quarter 2016
	Average Sales Price	Volume	Average Sales Price	Volume
Olefins	-12.1%	-8.3%	+9.0%	+5.7%
Vinyls	-6.2%	+11.1%	+4.9%	+3.9%
Company	-9.3%	+0.9%	+6.7%	+4.7%

Average Quarterly Industry Prices (1)

	Quarter Ended
	June 30, 2015	September 30, 2015	December 31, 2015	March 31, 2016	June 30, 2016
Ethane (cents/lb)	6.2	6.4	5.9	5.3	6.8
Propane (cents/lb)	10.8	9.6	9.9	9.1	11.7
Ethylene (cents/lb) (2)	36.1	28.2	21.4	21.1	25.9
Polyethylene (cents/lb) (3)	78.3	75.3	71.0	68.3	75.0
Styrene (cents/lb) (4)	65.8	64.2	58.3	58.0	65.2
Caustic soda ($/short ton) (5)	576.7	563.3	595.8	582.5	611.7
Chlorine ($/short ton) (6)	268.3	275.0	285.0	285.0	296.7
PVC (cents/lb) (7)	67.5	66.5	64.5	64.8	70.5
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(1)	Industry pricing data was obtained from IHS Chemical. We have not independently verified the data.

(2)	Represents average North American spot prices of ethylene over the period as reported by IHS Chemical.

(3)	Represents average North American contract prices of polyethylene low density GP-Film grade over the period as reported by IHS Chemical.

(4)	Represents average North American contract prices of styrene over the period as reported by IHS Chemical.

(5)	Represents average North American undiscounted contract prices of caustic soda over the period as reported by IHS Chemical.

(6)	Represents average North American contract prices of chlorine (into chemicals) over the period as reported by IHS Chemical.

(7)	Represents average North American contract prices of PVC over the period as reported by IHS Chemical.

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